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                                                                 EXHIBIT 10(i)

                 AGREEMENT FOR THE ALLOCATION OF UNITED STATES,
              STATE AND FOREIGN CURRENT INCOME TAX LIABILITIES AND
                BENEFITS BETWEEN NEWMONT MINING CORPORATION AND
                              NEWMONT GOLD COMPANY

AGREEMENT DATED AS OF JANUARY 1, 1994 BETWEEN NEWMONT MINING CORPORATION ("NEWMONT") AND NEWMONT GOLD COMPANY ("GOLD")

                             W I T N E S S E T H:

         WHEREAS, Newmont files consolidated United States (hereinafter referred to as "U.S.") income tax returns under the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable regulations thereunder (the "Regulations");

         WHEREAS, under the Code and Regulations each consolidated return must include all corporations controlled by Newmont (the "Newmont Consolidated Group");

         WHEREAS, Newmont files various consolidated or combined state income tax returns;

         WHEREAS, Newmont and Gold have agreed as set forth herein respecting the allocation and payment of current taxes payable and accounting therefor, their respective participation and cooperation in coordinated tax planning and, in other matters related to the consolidated tax returns of Newmont;

         WHEREAS, the parties intend and agree that this Agreement For The Allocation of Taxes (The "Agreement") supersedes any and all prior agreements and amendments thereto and that this new Agreement governs the allocation of taxes, interest and penalties for any and all taxable periods in the past, present and future;
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         WHEREAS, the parties intend that Newmont's allocations of consolidated current U.S. and state income tax liabilities to Gold shall fairly preserve the economic privileges and rights which would have accrued to Newmont and Gold from the filing of separate returns; and

         WHEREAS, the parties intend and agree that Gold will succeed to all of the tax attributes of Newmont as of December 31, 1993 as a result of the transfer by Newmont of all of its assets (except for the majority of its Gold shares), and Gold will assume Newmont's liabilities including Newmont's liabilities for taxes, interest and penalties attributable to taxable periods ending on or before December 31, 1993,

         NOW, THEREFORE, in consideration of the foregoing and mutual agreements hereinafter contained, the parties agree as follows:

         1. COMPUTATION OF GOLD'S TAX LIABILITY. The current tax liability of Gold in respect of a consolidated U.S. or state income tax return that is filed by Newmont shall be as follows:

         1.1 SEPARATE RETURN BASIS. Gold shall be liable for (or entitled to) an amount equal to its current tax liability (or refund) for the same year determined on a separate return basis. In calculating its tax liability on a separate return basis for any and all purposes under this Agreement, Gold shall include therein the taxable income, loss, credits and other relevant items attributable to other members of the Newmont consolidated group

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that are owned directly or indirectly by Gold. Gold and the members of the
Newmont consolidated group that are owned directly or indirectly by Gold are sometimes referred to as the Gold Group.

         1.1A EXCEPTION TO SEPARATE RETURN BASIS FOR CERTAIN TAX LIABILITIES OF NEWMONT. For purposes of determining Gold's annual state and local income, franchise or other forms of state and local tax liabilities (collectively referred as "state tax" or "state taxes"), any and all state taxes that are imposed on Newmont as a separate company or member of a consolidated, combined or unitary group for state tax purposes shall be included in the state tax liability of Gold. The same principles of this sub-paragraph (i.iA) shall apply to any taxes imposed on Newmont by a taxing jurisdiction outside of the United States.

         1.2 SURTAX EXEMPTION. Gold shall be allowed an allocable portion of
(a) any surtax exemption and (b) the benefit of any graduated tax rates. Such allocable portion shall be determined on a percentage basis as follows: the numerator of the percentage shall be the taxable income of Gold; the denominator shall be the combined taxable income of all members of the Newmont Consolidated Group (hereinafter referred to as "members") included in such return. For purposes of such calculation, members which have no taxable income, or negative taxable income, shall be excluded.

         1.3 INVESTMENT TAX CREDITS. Investment tax credits generated

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by Gold shall be allowed to Gold to the extent of the allowability of said credits on a separate return basis.

         Recapture shall be calculated on all premature retirements of investment tax credit property on a separate company basis except that, in the case of the retirement of investment tax credit property acquired in years for which the investment tax credit is carried forward on a separate company basis, the recapture shall reduce the investment tax credit carried forward on a separate company basis.

         For purpose of the used property limitation, Newmont shall have sole discretion to determine the property on which the credit is claimed in order to maximize the allowable credit and to attribute such benefit to the member which acquired the property on which the credit is claimed.

         1.4 CORPORATE ALTERNATIVE MINIMUM TAX ("AMT"). Any tax liability caused by the AMT shall be determined on a separate company basis.

         Gold shall pay to Newmont the greater of the regular corporate income tax or the corporate AMT, both computed on a separate return basis.

         1.5 FOREIGN TAX CREDIT. With respect to the benefits of taxes paid to foreign countries or to possessions of the U.S.,

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Newmont shall have the sole right to elect whether a foreign tax credit shall be claimed or deductions shall be taken with respect to such taxes on any consolidated return. Any such election made by Newmont shall be binding on Gold. If Newmont elects to claim a foreign tax credit, foreign taxes deemed paid pursuant to the applicable provisions of the Code shall be included in the affected computation.

         2. COMPUTATION OF GOLD'S INCOME. Gold's taxable income shall be determined on a separate return basis subject, however, to the following principles and modifications.

         2.1 DIVIDENDS RECEIVED DEDUCTION. In computing Gold's taxable income, dividends received by Gold from other members of the Newmont Consolidated Group shall qualify for the 100% dividend received deduction. The dividend received deduction attributable to other sources shall be allowed consistent with the provisions of the Internal Revenue Code or applicable state code and the regulations applicable to corporations filing separate returns.

         2.2 DETERMINATION OF CAPITAL GAINS AND LOSSES. A determination of short or 1ong term capital gains or capital losses recognized by Gold shall be made on a separate company basis. Any benefits derived on a consolidated basis for such gains and losses through the use of an alternative tax calculation will be given effect in determining the income and the tax liability of Gold.

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Any benefits derived from the carryforward or carryback of capital gains or losses will be given effect in determining the income and the tax liability of Gold in the year such benefit is availed of by the Newmont Consolidated Group.

         2.3 ALLOWANCE OF OPERATING LOSSES AND CARRYBACKS AND CARRYFORWARDS OF TAX ATTRIBUTES. Gold shall be allowed a deduction from taxable income for a net operating loss determined on a separate return basis to the extent benefit is obtained by the Newmont Consolidated Group. Such loss shall be given effect in determining Gold's income and tax liability only to the extent that such loss is availed of in reducing the consolidated tax liability of the Newmont Consolidated Group and/or results in an actual refund of tax.

         2.4 DEFERRED INTERCOMPANY TRANSACTIONS. In the event that gains or losses that arise in connection with the transfer by Newmont to Gold of all of its assets (except for the majority of its Gold shares) but which are initially deferred for tax purposes, are subsequently triggered by virtue of a restoration event under the applicable tax laws and regulations, Gold shall include such triggered deferred gains and losses in its determination of its separate company taxable income.

         3. PAYMENT OF TAXES. Newmont shall have the responsibility and authority to make tax payments due to the Internal Revenue

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Service ("IRS") and state taxing authorities, and to collect all refunds distributed by the IRS or state taxing authorities.

         3.1 ESTIMATED TAX PAYMENTS. Newmont shall determine the estimated amount of tax payable by Gold to Newmont in accordance with the provisions of this Agreement for the year to date and Gold shall pay over to Newmont the amount so determined.

         3.2 UNDERPAYMENT OR OVERPAYMENT OF ESTIMATED TAX. Upon the filing of the consolidated tax returns of the Newmont Consolidated Group for each year, Newmont shall compute the underpayment or overpayment of estimated taxes remitted by Gold and shall bill or refund any difference, as appropriate. Any interest or penalty due under U.S. or state tax laws shall be allocated to Gold if it caused such interest or penalty to be due.

         3.3 LIABILITY FOR TAX, INTEREST AND PENALTIES. While Gold has the primary responsibility to pay to Newmont the amount of the taxes, interest and penalties imposed on the Newmont Consolidated Group which are properly attributable to Gold under the principles of this Tax Allocation Agreement, in the event that Gold does not satisfy its obligations hereunder, Newmont can seek payment of such obligations from any member of the Gold Group.

         4. ADJUSTMENT OF TAXES ON EXAMINATION.

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         4.1 ADDITIONAL TAX DUE OR REFUND OF TAX. Upon final settlement of adjustments to the consolidated U.S. or state income tax returns proposed by the IRS or state authorities, the tax liability of Gold for the year or years under examination shall be redetermined pursuant to Section 1 of this Agreement based upon adjustments made and agreed upon by Newmont in the settlement agreement.

         If the adjustments agreed upon by Newmont with the IRS or state authority result in a refund of tax to Newmont, the tax liability of Gold for the year or years under examination shall be redetermined pursuant to Section 1 of this Agreement with respect to the year or years to which such refund relates, and shall be calculated at the rates used for the period or periods in question by the IRS or state authority. Newmont shall refund any tax thereby shown to be due Gold.

         4.2 INTEREST FROM EXAMINATIONS. If the adjustments result in the payment of interest to a tax authority, interest shall be allocated to Gold on a pro rata basis consistent with the adjustments made as part of the examination.

         4.3 CONDUCT OF EXAMINATION. Newmont shall have sole responsibility for conducting any agents' examinations for the Newmont Consolidated Group.

         4.4 COOPERATION IN EXAMINATION. Gold will inform Newmont


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promptly of all questions raised by agents conducting an examination of its tax returns and shall cooperate with Newmont's accountants, tax advisers and counsel in working with the agents in response to proposed adjustments.

         4.5 AGREEMENT AS TO SETTLEMENT. Any adjustment to Gold's tax liability arising out of an examination shall be computed on the basis of agreements reached between Newmont and the tax authority.

         4.6 AUTHORITY TO SETTLE EXAMINATION. Gold waives any and all present and future claims against Newmont relating to any compromise, arrangement or other agreement between Newmont and the tax authority, including but not limited to such as may be based on allegations that such compromise, arrangement or agreement caused an overstatement of Gold's tax liability to Newmont or that Gold could have reached a more favorable agreement with the taxing authority on a separate company basis.

         5. FURNISHING OF TAX INFORMATION TO NEWMONT. Gold shall deliver to Newmont, at times reasonably determined by the Vice President, Taxes of Newmont, all data required for preparation of Gold's income tax return and estimated payments on a separate company basis. Such tax data shall have been reviewed by the principal financial officer of Gold and shall be as full and complete as would have been required to file Gold's income tax return (or to pay estimated tax) on a separate company basis.

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         6. MISCELLANEOUS PROVISIONS.

         6.1 AUTHORITY TO CHANGE AGREEMENT. Gold hereby agrees that Newmont, for so long as Newmont is the common parent, shall have the authority to make any alterations in this Agreement to comply with any changes in the Code, the Regulations or state provisions relating to consolidated income tax returns.

         6.2 CONSENT TO REGULATIONS. At any time during a taxable year that Gold has been a member of the Newmont Consolidated Group. Gold consents to all regulations relating to the filing of a consolidated tax return.

         6.3 NEW MEMBERS OF CONSOLIDATED GROUP. Any subsidiary of Gold which becomes a controlled corporation required to join in the consolidated tax returns with Newmont shall become a member of the Newmont Consolidated Group by signing a master copy of this Agreement, which shall be maintained for such purpose by Newmont.

         6.4 TERM OF AGREEMENT. This Agreement shall remain in effect so long as Gold is a member of the Newmont Consolidated Group.

         6.5 SUBSEQUENT ALTERATIONS AND MODIFICATIONS. Subject to Section 6.1 above, all alterations and modifications of this Agreement must be in writing and signed by all parties.

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         6.6 ELECTIONS. Newmont, as the common parent, shall have the sole authority to make any or all elections available under the Code, Regulations or state provision.

         6.7 INTERPRETATION. Newmont, as the common parent, shall have the sole authority to interpret the provisions and the applications of this Agreement so as to render it consistent with the Code, the Regulations and all other state and local income tax law and regulations.

         IN WITNESS THEREOF, Newmont and Gold have entered into this Agreement as of January 1, 1994.

                                                   NEWMONT MINING CORPORATION



                                                 By: /s/ Ronald C. Cambre
                                                     Ronald C. Cambre
                                                     Chairman, President and CEO

                                                    NEWMONT GOLD COMPANY


                                                 By: /s/ Graham M. Clark, Jr.
                                                     Graham M. Clark, Jr.
                                                     Senior Vice President and
                                                      General Counsel



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